Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES VOTING RESULTS

OF ANNUAL MEETING OF STOCKHOLDERS & SUSPENDS CASH DIVIDEND

Newport Beach, CA – June 8, 2020 – American Vanguard Corp. (NYSE:AVD) announced voting results arising from the Annual Meeting of Stockholders held on June 3, 2020. In summary, all measures on the ballot passed. Thus, the following nominees - Scott D. Baskin, Lawrence S. Clark, Debra F. Edwards, Morton D. Erlich, Emer Gunter, Alfred F. Ingulli, John L. Killmer, Eric G. Wintemute, and M. Esmail Zirakparvar—were re-elected to serve as directors until the next annual meeting or until their successors are duly elected and qualified; the appointment of BDO USA, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2020 was ratified; the executive compensation policies and practices as set forth in the 2020 proxy were approved and the frequency of the say-on-pay disclosure in our proxy will be annual (as it has been).

In addition, at a meeting of the board following the company’s Annual Meeting, the Company’s directors elected to suspend the quarterly cash dividend. Eric Wintemute, Chairman and CEO of American Vanguard, stated, “While we feel we are well positioned to guide our company through the uncertainty of the COVID pandemic, we remain committed to our plan of improving our balance sheet. In that vein, we intend to manage all expenses that are within our control, including operating costs, capital expenditures and – even while not material by itself – the dividend. Further, over the past two months, we have beta-tested seven SIMPAS® systems over thousands of acres across the Midwest, and the results have exceeded our expectations. Having accomplished this, we are poised to move forward with our 2021 launch. The build-out of SIMPAS systems and Ultimus™ SmartCartridges® will require capital, and we need to ensure that we have adequate inventory to meet grower demand for these units. Our board will, of course, revisit the possibility of declaring a cash dividend at our next quarterly meeting. In short, while we are confident in our ability to address our markets and serve our customers, we believe it is prudent to maximize our liquidity so that we can manage our own working capital needs while preserving our ability to reinvest in technology innovation initiatives at this time.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac-chemical.com	Lcati@equityny.com